                                                  This filing is made pursuant
                                                  to Rule 424(b)(1) under the
                                                  Securities Act of 1933 in
                                                  connection with Registration
                                                  No. 333-27455.



                   SUBJECT TO COMPLETION; DATED MAY 28, 1997


                                   PROSPECTUS

                        AMERICAN TECHNOLOGY CORPORATION

                           FOR UP TO 1,166,053 SHARES

                                  COMMON STOCK

The shares of common stock, par value $.00001 (the "Common Stock"), of American Technology Corporation (the "Company") offered hereby represent shares issuable upon the conversion of certain 6% Subordinated Promissory Notes due March 1, 1999 (the "Notes") and any accrued interest thereon and the exercise of Stock Purchase Warrants to purchase Common Stock (the "Warrants", which Notes and Warrants may be referred to herein collectively as the "Convertible Securities"). Although the Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby, the Company has received $1,000,000.00 of loan proceeds pursuant to the Notes, an indeterminate amount of which may be retired upon the conversion of the Notes to shares of Common Stock of the Company. The Company will receive aggregate funds not exceeding $250,000.00 upon the exercise of Warrants at an exercise price of $5.00 per share of Common Stock. See "Selling Security Holders."

The number of shares of Common Stock issuable upon conversion of the Notes is determined by dividing the aggregate principal amount, plus any accrued interest at 6% per annum, by the lesser of (i) 85% of the average of the closing bid prices of the Company's Common Stock each day for the ten trading days immediately preceding the date of conversion but in no event less than $2.50 per share, or (ii) for conversions on or after March 1, 1998 the average of the closing bid prices of the Company's Common Stock each day for the thirty trading days immediately preceding March 1, 1998 but in no event less than $1.00 per share, or (iii) $3.50 per share. The minimum number of shares issuable upon conversion of the $1,000,000 principal amount is 285,715 based on the maximum conversion price of $3.50 per share. The Company may force conversion of the Notes at $3.50 per share if the closing bid price of the Common Stock equals or exceeds $9.00 per share for ten consecutive trading days and certain conditions are met. The maximum number of shares into which the principal amount of the Notes can be converted is 400,000 shares until March 1, 1998 and the maximum from March 1, 1998 to March 1, 1999 (the maturity date) is 1,000,000 shares (assuming the average closing bid price for the thirty trading days preceding March 1, 1998 is $1.00 or less). For purposes of this Registration Statement the Company has computed the maximum number of shares issuable pursuant to the Notes by dividing the aggregate principal and interest at maturity of $1,116,053 by the $1.00 floor price or 1,116,053 shares.

The shares of Common Stock registered for resale hereby have been registered pursuant to the Company's obligations contained in written agreements with the Selling Security Holders. The Selling Security Holders may elect to sell all, a portion or none of the Common Stock offered by them hereunder which is only obtainable through the conversion of all or portion of the Notes or exercise of all or a portion of the Warrants.

The shares of Common Stock offered hereby may be sold from time to time by Selling Security Holders named herein under the caption "Selling Security Holders" through underwriters, dealers, agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices or at negotiated prices. This Prospectus also may be delivered in connection with certain resales as described under "Plan of Distribution." The Company has agreed to pay certain expenses of registering the shares of Common Stock offered hereby, including filing fees, legal, accounting and miscellaneous expenses in connection with registration. All selling and other expenses incurred by the Selling Security Holders will be borne by such Selling Security Holders. See "Plan of Distribution."

The shares of Common Stock offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or effect of such registration in connection with the offer and sale of such shares.

The Common Stock is traded under the symbol "ATCO" in the over-the-counter market on the "OTC Electronic Bulletin Board" operated by the National Association of Securities Dealers, Inc. (the "OTC Bulletin Board"). On May 27, 1997 the closing "bid" price was $4.46. The Company's Common Stock has been volatile. See "Risk Factors."

THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE COMPANY HAS A HISTORY OF OPERATING LOSSES AND BASED ON THE CURRENT LEVEL OF EXPENDITURES AND ANTICIPATED ADDITIONAL EXPENDITURES, THE COMPANY DOES NOT HAVE SUFFICIENT FUNDS FOR THE NEXT TWELVE MONTHS. SEE "RISK FACTORS" WHICH BEGINS ON PAGE 6.

Each Selling Security Holder and any broker executing selling orders on behalf of the Selling Security Holder may be deemed to be an underwriter within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 28, 1997.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements in this Prospectus as to the contents of exhibits are not necessarily complete, and each statement is qualified in all respects by reference to the copies of documents filed or incorporated by reference as exhibits to the Registration Statement or otherwise filed with the Commission. See also "Incorporation of Certain Documents by Reference."

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been previously filed by the Company (file no. 0-24248) with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996, filed on December 13, 1996.

     (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996, filed on February 6, 1997.

     (3) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997, filed on May 13, 1997.

     (4) The Company's Proxy Statement in connection with the Annual Meeting of Stockholders held March 25, 1997, filed on February 20, 1997.

     (5) Current Report on Form 8-K, filed on April 1, 1997.

     (6) The description of the Company's Common Stock contained in registration statement on Form 10-SB, Item 11, of the Company, SEC file No. 0-24248, and as amended by the Company's Amended Certificate of Incorporation.

All documents filed by the Company pursuant to Sections 13(a),13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to American Technology Corporation, 12725 Stowe Drive, Poway, California 92064, telephone number (619) 679-2114, attention Mr. Robert Putnam.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including all documents incorporated by reference, includes "forward-looking" statements" within the meaning of Section 27A of the Securities Act and Section 12E of the Exchange Act. In addition to historical information, this Prospectus contains forward-looking statements within the meaning of the private securities litigation reform act of 1995 and the Company desires to take advantage of the "safe harbor" provisions thereof. Therefore the Company is including this statement for the express purpose of availing itself of the protections of such safe harbor with respect to all of such forward-looking statements. The forward-looking statements in this Prospectus reflect the company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed herein, that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific risk factors described herein and in "Risk Factors", and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                   THE COMPANY

BACKGROUND
American Technology Corporation ("Company") was incorporated in the State of Utah on February 11, 1980 as Chasko, Inc. and on April 7, 1982 its name was changed to American Technology Corporation. On June 19, 1992 the Company redomiciled from the State of Utah to the State of Delaware. On July 14, 1992, the Company completed a 1-for-5 reverse stock split resulting in 7,291,228 common shares, par value $.00001, being issued and outstanding after the reverse split.

From its inception in 1980 to 1984 the Company was primarily engaged in the development of a patented 2-speed long play cassette recorder ("X-TEN(R)"). On September 30, 1984, the Company acquired 100% of the outstanding shares of Norcom Electronics Corporation which was engaged in development of patented ear-radio and ear-microphone technology. Both technologies feature small electronics for placement in or around the entrance to the ear canal to perform desired functions. From 1984 through 1987, the Company was engaged in various licensing and development activities with respect to the X-TEN, ear-radio and ear-microphone technology.

In March, 1988 the Company assigned certain ear-microphone technology to Norris Communications, Inc. ("NCI") in return for 700,000 shares of NCI common stock and a 1% royalty on gross sales resulting from the exploitation of certain products using the ear-microphone technology ("EarPHONE"). The Company retained its ear-radio technology. The ear-microphone technology was subsequently sold by NCI to Jabra Corporation which is commercializing the EarPHONE for cellular phone, computer, multi-media and other customers. (See "Certain Relationships and Related Transactions").

From 1988 to early 1992 the Company was inactive due to inadequate financial resources. In early 1992 the Company was brought into good standing and restructured to take advantage of new financing opportunities designed to allow the

Company to pursue development of its products and technologies. There were no changes to management resulting from this reactivation.

Since the 1992 restructuring, Company operations have focused on developing its various technology assets. The Company's address is 12725 Stowe Drive, Poway, California, and its telephone number is 619-679-2114. Its Internet site is located at WWW.ATCSD.COM.

CURRENT BUSINESS
The Company is engaged in the development, manufacturing and marketing of consumer electronic products and electronic technologies. The Company's ear-radio technology was commercialized through the 1993 introduction of the FM ear-radio and the 1995 introduction of the AM ear-radio. During fiscal 1996 and to date in fiscal 1997 substantially all of the Company's revenues resulted from the manufacturing and marketing of its "FM Sounds" FM digital scanning ear-radio and its "AM Sounds" AM ear-radio. The Company seeks to expand its ear-radio distribution while developing additional technology assets.

Management anticipates that its HyperSonic Sound (HSS) reproduction technology, currently in development, will become its primary business focus, although there can be no assurance the Company can successfully exploit this new technology. HyperSonic Sound is a new method of sound reproduction -- sound is generated in the air using ultrasonic frequencies, those above the normal range of hearing. A patent-pending process creates an ultrasonic wave that interacts in mid-air to produce wide spectrum audio. Since traditional loudspeaker system elements such as voice coils, magnets, cones/diaphragms, crossover networks, baffles and speaker enclosures are eliminated, management believes HSS technology offers higher quality sound with less distortion while using less power, space, and weight and at a lower cost. There can be no assurance the Company can successfully commercialize the HSS technology (see "Risk Factors").

The Company's HSS technology was invented by Elwood G. Norris, a director of the Company, who manages the Company's research and development and technical activities and who has invented the Company's products and technologies. Although the Company has additional products and technologies in various stages of development, substantially all efforts are focused on the HSS technology and there can be no assurance additional technologies can be proven or commercialized.

The Company acquired the basic concepts for the HSS technology (previously called the Sonic Generator technology) from Mr. Norris in 1992. During fiscal 1996 and fiscal 1997 to date, the Company has devoted a significant portion of its research and development activities on HSS technology. In July 1996 the Company produced a laboratory proof-of-concept demonstration capable of producing sound in the air using ultrasonics. In October 1996 the Company produced a second generation portable demonstration system with improved electronics. The portable system consists of a standard CD player, an off-the-shelf amplifier modified by the Company, custom electronics and modified commercial ultrasonic emitters. To date in 1997 research efforts have focused on development of custom ultrasonic emitters which management believes will be required to produce a commercially viable system.

The Company continues to improve its proprietary electronics and is working with multiple producers of ultrasonic devices to develop custom emitters to the Company's specifications. The Company believes, but there can be no assurance, that it can have commercially acceptable designs and sources of materials for use by licensees during fiscal 1997.

CERTAIN RECENT DEVELOPMENTS
The Company's marketing of the HSS technology continues to evolve as a result of technical developments, changes in patent and protection strategies and reactions from prospective users of the technology. Rather than broadly licensing large market segments or industries, the Company is focusing its efforts on developing product partners, original equipment manufacturers ("OEMs") desiring to implement the HSS technology in specific products. The Company's strategy is to establish business relationships with leading participants in various segments of the electronics and sound reproduction markets. The Company believes this strategy will enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presence of these companies in establishing and maintaining HSS technology in sound reproduction.

In accordance with the above strategy, the Company has received non-binding expressions of interest from more than twenty companies for product applications including multimedia sound, personal computers, entertainment, telephones, consumer products, toys, home theater, hearing aids and others. Although the Company's strategy is to establish closer relationships with these and other companies through specific product collaborations, there can be no assurance that the HSS technology can be developed to commercialization for such uses or that the Company can successfully collaborate to develop commercial products to exploit the HSS technology. The Company anticipates that product license or component supply relationships (incorporating licensing) will develop as individual products are jointly designed and developed with product partners in the future.

The Company continues to devote significant resources on preparing and filing patent applications related to various aspects of the HSS technology. A total of six HSS technology patents have been filed and others are in various stages of preparation.

Effective on May 12, 1997, the Company employed Michael E. Spencer, Ph.D., as an executive officer (Vice President of Engineering of the Company. In this position he will be the program manager for the HSS technology project. From 1985 to 1992 he was a senior staff engineer at TRW, Inc. and from 1992 to 1994 he was a graduate research assistant at Los Alamos National Laboratories. Since 1989 and until joining the Company he has also been active in his own consulting company, DSP Group. Mr. Spencer obtained his Masters in Electrical Engineering from the Georgia Institute of Technology in 1985 and a Ph.D. in Electrical Engineering from the University of Southern California in 1995.

                                  RISK FACTORS

The Common Stock offered hereby is speculative and involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. In addition to the other information included elsewhere in this Prospectus, prospective investors should give careful consideration to the following factors before purchasing any shares of the Common Stock offered hereby. This Prospectus includes forward-looking statements which include risks and uncertainties. The Company's actual results could differ materially from those anticipated as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

HISTORY OF LOSSES; ABSENCE OF PROFITABILITY; AND EXPECTATION OF FUTURE LOSSES The Company has an accumulated deficit of $2,827,566 at March 31, 1997 with increasing net losses of $801,629 for the six months ended March 31, 1997, $560,448 for fiscal 1996 and $368,201 for fiscal 1995. The Company expects to incur additional operating losses in future quarters until and if it is able to generate operating revenues and margins sufficient to support expenditures. There is no assurance that the Company will be able to achieve or sustain significant periods of profitability in the future.

INSUFFICIENT FUNDS FOR THE NEXT TWELVE MONTHS; ADDITIONAL CAPITAL REQUIREMENTS; AND POSSIBLE CASH SHORTAGE
Based on the current rate of expenditures and anticipated additional expenditures, the Company does not have sufficient funds for the next twelve months and will require funds from the sale of products or licensing or sale of technology or from other sources or will be required to scale back or curtail certain activities. The Company has not achieved profitability and has been required to raise substantial amounts of capital to support its development activities and operations. As the Company continues to focus on its new HSS technology, it will continue to be dependent on outside financing sources.

From its reorganization in January 1992 and through March 31, 1997, the Company has financed its operations primarily through the sale of common equity and convertible notes and proceeds from the sales of shares in Norris Communications, Inc. (NCI). During the six months ended March 31, 1997, the Company obtained $332,600 from the exercise of stock options and warrants and $1,000,000 from convertible notes.

Other than the NCI shares valued at approximately $91,000 at March 31, 1997 and cash on hand, the Company has no other material unused sources of liquidity at this time. The Company expects to incur additional operating losses as a result of continued product sale operations and as a result of expenditures for research and development and marketing costs for HSS technology and other products and technologies. The Company could be required to curtail research and development expenditures if there is a cash shortage. The timing and amounts of the Company's expenditures and the extent of operating losses will depend on many factors, some of which are beyond the Company's control. The Company anticipates that the commercialization of HSS technology will require increased personnel and operating costs. At the current rate of expenditures, the Company will require significantly improved gross margins from product sales, margins from new technologies or additional funds for the next twelve months aggregating an estimated $500,000. This estimate is subject to significant variability due to management decisions and outside factors. Potential sources of any such required funds may include the sale of additional NCI shares, bank financing, other debt financing, and additional offerings of the Company's equity securities. There can be no assurance that any funds will be available from these or other potential sources and the lack of such capital could have a material adverse affect on the Company's business.

FUTURE DEPENDENT ON MARKET ACCEPTANCE OF THE COMPANY'S HSS TECHNOLOGY
The future of the Company is largely dependent upon the success of the Company's HSS technology or the development of new technologies. There can be no assurance the Company can introduce any of its technologies or that if introduced they will achieve market acceptance sufficient to sustain the Company or achieve profitable operations. Because the HSS technology currently represents the Company's primary technology focus, if the HSS technology is not successful, the Company's business, financial condition and results of operations would be materially and adversely affected.

HSS TECHNOLOGY IN DEVELOPMENT; NO ASSURANCE OF COMPLETION; MAY BE SUBJECT TO DELAYS
The Company's HSS technology is in development and has not been developed to the point of commercialization. There can be no assurance that a commercially viable system can be completed due to the inherent risks of new technology development, limitations on financing, competition, obsolescence, loss of key technical personnel and other factors. The Company has not generated any revenues from its HSS technology to date, and has no agreements or arrangements providing any assurance of revenues in the future. The Company's various development projects are high risk in nature, where unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or result in determination that further development is unfeasible. There can be no assurance of timely completion of commercially viable HSS technology or that if available that it will perform on a cost-effective basis, or that if introduced, that it will achieve market acceptance.

HSS TECHNOLOGY WILL FACE SIGNIFICANT COMPETITION AND POSSIBLE OBSOLESCENCE Technological competition from other and longer established electronic and loudspeaker manufacturers is significant and expected to increase. Most of the companies with which the Company expects to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. In addition, one or more of the Company's competitors may succeed in developing technologies and products that are more effective than any of those being developed by the Company, rendering the Company's technology and products obsolete or noncompetitive.

NEW TECHNOLOGY FACES MANY BARRIERS AND RISKS
The introduction of new technology, such as the HSS technology, that is targeted for wide use often faces barriers to commercialization and risks many that cannot presently be identified. The HSS technology employs ultrasonics and although ultrasonics are employed in a wide variety of medical and industrial applications, there can be no assurance that the Company will not face barriers to introduction due to the use of ultrasonics. The Company's technology uses relatively small amounts of ultrasonic energy which dissipates rapidly in air. The Company employs frequencies above those that may be harmful to pets but within those used by medical devices directly coupled to the body to image fetuses and the brain. Although the Company believes the frequencies and amount of energy employed is harmless and that the emission of such frequencies is not presently subject to government regulation, there can be no assurance that barriers to commercialization will not develop or that the use of such ultrasonics will not be subject to future regulation or interpretation of existing regulation.

DEPENDENCE ON THIRD PARTY STRATEGIC ALLIANCES AND BUSINESS RELATIONSHIPS
The Company's strategy is to establish business relationships with leading participants in various segments of the electronics and sound reproduction markets. The Company believes this strategy will enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presence of these companies in establishing and maintaining HSS technology in sound reproduction. In accordance with this strategy, the Company has received non-binding expressions of interest from more than twenty companies for product applications including multimedia sound, personal computers, entertainment, telephones, consumer products, toys, home theater, hearing aids and others. Although the Company's strategy is to establish closer relationships with these and other companies through specific product collaborations, there can be no assurance that the HSS technology can be developed to commercialization for such uses or that the Company can successfully collaborate to develop commercial products to exploit the HSS technology.

The Company's success will depend not only on the Company's continued relationships with these parties, but also on its ability to enter into additional strategic arrangements with new partners on commercially reasonable terms. Any future relationships may require the Company to share control over its development, manufacturing and marketing programs or to relinquish rights to certain versions of its technology.

PRODUCTS IN DEVELOPMENT SUBJECT TO MANY RISKS
The markets for the Company's existing and future products and technologies are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and enhancements. The successful development and commercialization of new products and technologies involve many risks, including the correct and timely identification of new opportunities, the successful completion of the developmental process, the retention and hiring of appropriate research and development personnel, establishment of marketing and distribution and other risks. The life cycle and demand for new products and technologies is difficult to predict and is subject to the effects of competition, technological change, price changes and other factors all of which could have a material adverse effect on the Company's operations, business and financial condition.

PRODUCT SALES SUBJECT TO SIGNIFICANT VARIABILITY; INSUFFICIENT TO SUPPORT OPERATIONS
The sales of the Company's existing ear-radio products are subject to significant quarterly and seasonal variability. The Company has been in the past and may in the future be reliant on a limited number of customers, the loss of which could have an adverse effect on operating results. To date the Company's sales have consisted almost entirely of ear-radio sales. The Company has been unable to obtain sufficient volumes and margins to support operations and management does not believe sufficient ear-radio product sales can be achieved to achieve profitable operations at the current level of expenditures. Accordingly, the Company will be reliant on revenues from new products or technologies to achieve profitable operations. There can be no assurance the Company can exploit new technologies.

EAR RADIO ASSEMBLY DEPENDENT ON SUBCONTRACTOR; POSSIBLE DISRUPTIONS IN
COMPONENTS
With respect to the assembly of the Company's FM ear-radio which accounts for substantially all of the Company's revenues, the Company is dependent on a foreign subcontractor. The Company believes that there are a number of electronic product subcontract assembly companies located in North America and overseas that are qualified to produce the Company's ear-radio should the existing supplier be unable or unwilling to do so, however any disruption of supply could cause additional costs and delays and could have a material adverse impact on the Company's results of operations. The assembly of ear-radios is dependent upon the availability of electronic components. The Company believes there are secondary suppliers of components and subassemblies such that it is not reliant on one supplier, although delays could result should the Company be required to change suppliers of longer lead time components or subassemblies. Any significant delays in obtaining components from existing or secondary suppliers through supplier changes or from component shortages, which are common to the electronics industry, could have a material adverse impact on the Company's results of operations.

PATENTS AND PROPRIETARY RIGHTS SUBJECT TO UNCERTAINTY
The Company has two U.S. patents on ear-radios which it relies on to protect its market position in the U.S. The Company has three patents pending on its HSS technology and the Company is considering additional patent applications. There can be no assurance that any patents held by the Company will not be challenged and invalidated, that patents will issue from any of the Company's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in all countries where the Company's products can be sold or licensed to provide meaningful protection or any commercial advantage to the Company. Competitors of the Company may also be able to design around the Company's patents. The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is currently no pending intellectual property litigation against the Company. There is no assurance however, that the Company's technologies or products do not and will not infringe the patents or proprietary rights of third parties. Problems with patents or other rights could potentially increase the cost of the Company's products, or delay or preclude new product development and commercialization by the Company. If infringement claims against the Company are deemed valid, the Company may seek licenses which might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect the Company's future patent and/or technology license positions, or to defend against infringement claims. A successful challenge to the Company's HSS technology could have a materially adverse effect on the Company and its business prospects. There can be no assurance that any application of the Company's technologies will not infringe upon the proprietary rights of others or that licenses required by the Company from others will be available on commercially reasonable terms, if at all.

PERFORMANCE DEPENDENT ON KEY PERSONNEL; LIMITED KEY PERSON LIFE INSURANCE; SUCCESS DEPENDENT ON ADDITIONAL PERSONNEL
The Company's performance is substantially dependent on the performance of its executive officers and key technical employees. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and highly skilled technical personnel. Other than a $2 million policy on Elwood G. Norris, inventor of the Company's technologies, the Company does not have "key person" life insurance policies on any other person. The loss of the services of Mr. Norris could have a material adverse effect on the business, operating results or financial condition of the Company. The Company's future success and growth also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, operating results or financial condition.

MANAGEMENT OF GROWTH
Depending on the extent of its future growth, if any, the Company may experience a significant strain on its management, operational and financial resources. The Company's ability to manage its growth effectively may require it to continue to implement and improve its operational and financial systems and may require the addition of new management personnel. The failure of the Company's management team to effectively manage growth, should it occur, could have a material adverse impact on the Company's results of operations.

GENERAL CONFLICTS OF INTEREST DUE TO PART-TIME MANAGEMENT
Mr. Robert Putnam (President and CEO) and Mr. Elwood G. Norris (Director and inventor of the Company's technologies) devote only part-time services to the Company and have other employment and business interests to which they devote significant attention and will continue to do so notwithstanding the fact that management time should be devoted to the Company's business. Mr. Putnam devotes approximately 70% of his time and Mr. Norris devotes approximately 20-30 hours per week to the Company. These management members generally expect to devote time to the Company only on an as-needed basis over the next twelve months.

Certain conflicts of interest now exist and will continue to exist between the Company and its officers and directors due to the fact that each has other employment or business interests to which he devotes some attention. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company and its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in the Company's favor.

SPECIAL CONFLICTS OF INTEREST DUE TO RELATIONSHIP OF EXECUTIVES
The Company's President and CEO, Mr. Robert Putnam, also acts as Secretary of Norris Communications, Inc. (NCI), a company of which Mr. Norris is Chairman and CEO. Mr. Norris is also a significant shareholder and director of the Company. As a result of these relationships, Mr. Putnam is subordinate to Mr. Norris. The possibility exists that these relationships will affect Mr. Putnam's independence as a director of the Company.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
The Company's Certificate of Incorporation provides for the indemnification of its officers, directors, employees and agents, under certain circumstances, against attorney's fees and other expenses incurred by them and judgments rendered against them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company may also bear the expenses of such litigation for any of its officers, directors, employees or agents, upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company which it may be unable to recoup even if so entitled.

EXCLUSION OF DIRECTOR LIABILITY
The Company's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages for breach of fiduciary duty, except in certain specified circumstances. Accordingly, the Company will have a much more limited right of action against its directors than otherwise would be the case. This exclusionary provision does not affect the liability of any director under federal or applicable state securities laws.

NO ACTIVE TRADING MARKET; MARKET VOLATILITY
The Company's shares are traded on the OTC Electronic Bulletin Board, a screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the Bulletin Board are, for the most part thinly traded and are subject to special regulations not imposed on securities listed or traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system or on a national securities exchange. The Company's shares, like that of the securities of other small, growth-oriented companies, have experienced in the past and are expected to experience in the future significant price and volume volatility, increasing the risk of ownership to investors. Historically, the Common Stock has experienced low trading volume. There can be no assurance that the market price of the Common Stock will remain at its present level, and any future changes in market price cannot be predicted as to timing or extent. Past performance of the Common Stock does not guarantee and should not be construed to imply future performance. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Common Stock. Changes in the market price of the Common Stock may have no connection with the Company's actual financial results.

SHARES ELIGIBLE FOR FUTURE SALE
As of the date of this Prospectus, the Company had outstanding 9,513,467 shares of Common Stock. As of such date, in addition to the securities described in this Prospectus, the Company has outstanding stock options to purchase 871,500 shares of its Common Stock and warrants to purchase an additional 450,000 shares, some subject to vesting. If all of the shares issuable upon exercise of these options and warrants or upon conversion of the Notes and exercise of the Warrants described herein are issued, the Company will have additional shares of Common Stock outstanding, most of which will be eligible for resale into the public markets. The sale of such shares in the public markets could have a material adverse effect on the trading price of the Company's Common Stock.

NO DIVIDENDS WILL BE PAID IN FORESEEABLE FUTURE
The Company does not contemplate paying cash dividends in the foreseeable future. Future dividends will depend on the Company's earnings, if any, and its financial requirements.

NO ANTI-TAKEOVER MEASURES
Neither the Company's charter nor its bylaws contain any provision which is designed or intended to serve as an anti-takeover measure or which is intended to entrench Management or discourage mergers or other business combinations involving the Company.

                                 USE OF PROCEEDS

All proceeds from any sale of shares of Common Stock offered by the Selling Security Holders will be received by the Selling Security Holders and not by the Company. The proceeds to the Company from the exercise of the Warrants not to exceed $250,000, if any, will be used for general corporate purposes.

                            SELLING SECURITY HOLDERS

An aggregate of up to 1,166,053 shares of Common Stock are being offered for resale by certain shareholders of the Company. Up to 1,116,053 of those shares are issuable upon conversion by the holders of $1,000,000 aggregate principal amount of Notes and accrued interest thereon. Up to 50,000 shares are issuable upon exercise of Warrants held by the holders of the Notes. All shares, to the extent they are being offered, are being offered for the account of the following shareholders and their donees or pledgees (the "Selling Security Holders").

The following table sets forth certain information with respect to the Selling Security Holders for whom the Company is registering the Common Stock for resale to the public, including: (i) beneficial ownership of common stock as of the date of this prospectus, (ii) the principal amount of Notes owned by each Selling Security Holder, (iii) the maximum number of shares issuable upon conversion of the Notes and accrued interest thereon, (iv) the number of shares issuable upon exercise of Warrants, (v) the percentage of class owned (assuming the maximum number of shares were issued upon conversion); and (vi) the maximum number of shares offered by each Selling Security Holder (assuming the maximum number of shares were issued upon conversion). The Company has no knowledge of the intentions of any Selling Security Holder to actually sell any of the shares listed under the columns "Maximum Shares Issuable Upon Conversion" or "Shares Issuable Upon

Exercise of Warrants." There are no material relationships between any of the Selling Security Holders and the Company other than as disclosed below.

                    BENEFICIAL OWNERSHIP BEFORE OFFERING (1)

------------------------------------------------------------------------------------------------------------------------------------
                              Beneficial                            Maximum
                              Ownership of                      Shares Issuable
                                Common           Principal           Upon
                                Stock at         Amount of       Conversion of    Shares Issuable      Maximum            Percent
         Selling               Prospectus        Debenture         Notes and       Upon Exercise        Shares              of
     Security Holder            Date (2)           Owned          Interest (3)    of Warrants (4)     Offered (5)       Class (6)
------------------------------------------------------------------------------------------------------------------------------------
J.M. Hull Associates,
L.P.                                    -0-   $       225,000           251,112            11,250           262,362             2.8%

The Gifford Fund, Ltd.                  -0-           200,000           223,211            10,000           233,211             2.5%

G.P.S. Fund Ltd.                        -0-           100,000           111,605             5,000           116,605             1.2%

CCL Holdings (USA)
Ltd.                                    -0-            50,000            55,803             2,500            58,303               *

Jonathan A. Berg                        -0-            50,000            55,803             2,500            58,303               *

M.A. Corporation                        -0-            50,000            55,803             2,500            58,303               *

Odne Limited
Partnership                             -0-            50,000            55,803             2,500            58,303               *

D.J. Melvin &
Associates, Inc.                     20,539            50,000            55,803             2,500            58,303               *

Jerry E. Polis Family
Trust                                   -0-            50,000            55,803             2,500            58,303               *

Sunrise Management,
Inc. Profit Sharing Plan                -0-            25,000            27,901             1,250            29,151               *

Sunrise Capital, Inc.                   -0-            25,000            27,901             1,250            29,151               *

John A. Parker                          -0-            25,000            27,901             1,250            29,151               *

Paul M. Foti                            -0-            25,000            27,901             1,250            29,151               *

Timothy McG.
Millhiser                               -0-            25,000            27,901             1,250            29,151               *

Taishin Company
(H.K.)                                  -0-            25,000            27,901             1,250            29,151               *

R. Kirk Avery                           -0-            25,000            27,901             1,250            29,151               *

------------------------------------------------------------------------------------------------------------------------------------
   Total                             20,539   $     1,000,000         1,116,053            50,000         1,166,053
------------------------------------------------------------------------------------------------------------------------------------

1) No information is given with respect to beneficial ownership after the offering because the principal and interest amount of Notes that will be converted into Common Stock, as well as the number of shares issuable upon conversion, is currently indeterminate.

2) The number of Common Shares reported above as beneficially owned by each Selling Security Holder is based solely on a review of a list of the Company's shareholders prepared by the Company's transfer agent and registrar. None of these shares are being registered pursuant to this prospectus. (See the third column and the following footnote for the maximum shares issuable upon conversion of the Notes).

3) Assumes conversion based on the lowest conversion price possible of 100 percent of the principal amount of the Notes and the maximum accrued interest at 6% per annum, simple interest, from the issue date of March 25, 1997 to the date of maturity of March 1, 1999. The Company has computed the maximum number of shares issuable pursuant to the Notes by dividing the aggregate principal and interest at maturity of $1,116,053 by the $1.00 floor price or 1,116,053 shares. The actual number of shares issuable on conversion may be less. The number of shares of Common Stock issuable upon conversion of the Notes is determined by dividing the aggregate principal amount, plus any accrued interest at 6% per annum, by the lesser of (i) 85% of the average of the closing bid prices of the Company's Common Stock each day for the ten trading days immediately preceding the date of conversion but in no event less than $2.50 per share, or (ii) for conversions on or after March 1, 1998 the average of the closing bid prices of the Company's Common Stock each day for the thirty trading days immediately preceding March 1, 1998 but in no event less than $1.00 per share, or (iii) $3.50 per share. The maximum number of shares that the principal amount of the Notes can be converted is 400,000 shares until March 1, 1998 and the maximum from March 1, 1998 to March 1, 1999 (the maturity date) is 1,000,000 shares (assuming the average closing bid price for the thirty trading days preceding March 1, 1998 is $1.00 or less). The minimum number of shares issuable upon conversion of the $1,000,000 principal amount is 285,715 based on the maximum conversion price of $3.50 per share.

4) Assumes conversion of 100 percent of the Warrants granted to each Note holder based on the exercise price of $5.00 per share.

5) Assumes issuance of the maximum shares on conversion of the Notes at the lowest conversion price and the exercise of 100 percent of the Warrants.

6) Represents maximum shares over current outstanding shares as of the date of this prospectus of 9,513,467. An asterisk (*) represents less than 1%.

                              PLAN OF DISTRIBUTION

The purpose of this Prospectus is to permit the Selling Security Holders, if they desire, to offer and sell up to 1,166,153 shares of Common Stock (the "Selling Security Holder Shares") at such times and at such places as the Selling Security Holders choose.

The decision to convert the Notes into shares, to exercise the Warrants, or to sell any shares, is within the sole discretion of the holders thereof. There can be no assurance that any of the Notes will be converted or any of the Warrants will be exercised, or any shares will be sold by the Selling Security Holders.

The Selling Security Holder Shares offered hereby is being sold by the Selling Security Holders acting as principal for their own accounts. The distribution of the Shares is not subject to any underwriting agreement. The Company expects the Selling Security Holders will sell the Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling shares through broker-dealers, and such broker-dealers will receive compensation in the form of commissions from the Selling Security Holders and/or the purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Security Holders and any broker-dealers that participate with such Selling Security Holders in the distribution of the Shares may be deemed to be underwriters and any commissions received by such broker-dealers and any profit on resale of the Shares sold by them might be deemed to be underwriting discounts or commissions under the

Securities Act. In addition, any Selling Security Holder Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Selling Security Holders are not restricted as to the price or prices at which they may sell the Shares. Sales of Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Security Holders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the shares by the Selling Security Holders.

The Company will not receive any proceeds from any sales of the Selling Security Holder Shares, but will receive the proceeds from the exercise of the Warrants held by the Selling Security Holders, which proceeds, if any, will be used for general corporate purposes.

In connection with the registration by the Company, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the shares covered by the registration statement for the period required to effect the distribution of such shares.

The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the Shares to the public, which are estimated to be approximately $8,000. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

The Company is authorized to issue 20,000,000 shares of Common Stock, $.00001 par value per share. As of the date of this Prospectus there were 9,513,467 shares outstanding. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common Shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to redemption.

The Company's board of directors is authorized to issue 5,000,000 shares of undesignated preferred stock, $.00001 par value, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and to fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. With respect to voting rights, if the preferred stock were permitted to vote in the election of directors or on other matters, each such share would be entitled to one vote, and such shares may vote with the shares of Common Stock or may vote as a separate class. Issuance of preferred stock by the board of directors could result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of Common Stock and could dilute the voting rights of the holders of Common Stock. There are currently no shares of preferred stock issued and outstanding.

The Company has not paid any cash dividends to date, and no cash dividends will be declared or paid on the Common Shares in the foreseeable future. Payment of dividends is solely at the discretion of the Company's board of directors.

Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as transfer agent and registrar for the Common Stock of the Company. Their telephone number is (801) 272-9294.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's certificate of incorporation and bylaws provide broadly for the indemnification of the directors and officers of the Company for certain liabilities and costs incurred by them in connection with the performance of their duties. This indemnification may include indemnification for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL OPINION

The validity of the Common Stock offered hereby will be passed on for the Company by Brasher & Company, Attorneys at Law, 90 Madison Street, Suite 707, Denver, Colorado 80206.

                                     EXPERTS

The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

======================================    ======================================

No dealer, salesman or other person
has been authorized to give any
information or to make any
representation not contained in, or
incorporated by reference in, this
Prospectus, and, if given or made,
such information or representation
must not be relied upon as having been
authorized by the Company. This
Prospectus does not constitute an                     For Up to
offer to sell or a solicitation of an                 1,166,503
offer to buy any of the securities                        of
offered hereby in any jurisdiction to                Common Stock
any person to whom it is unlawful to
make such offer in such jurisdiction.                 offered by
Neither the delivery of this
Prospectus nor any sale made hereunder            Selling Shareholders
shall, under any circumstances, create
any implication that the information
contained herein is correct as of any
time subsequent to the date hereof, or
that there has been no change in the
affairs of the Company since such
date.

         TABLE OF CONTENTS

Available Information................3
Incorporation of Certain
  Documents by Reference.............3
Disclosure Regarding                                AMERICAN TECHNOLOGY
  Forward-Looking Statements.........4                  CORPORATION
The Company..........................4
Risk Factors.........................6
Use of Proceeds.....................10
Selling Security Holders............10
Plan of Distribution................12                  PROSPECTUS
Description of Securities...........13
Indemnification for Securities
  Act Liabilities...................14
Legal Opinion.......................14
Experts.............................14

                                                      May 28, 1997











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